Exhibit 99.1

Masimo Corporation Adopts Stockholder Rights Plan

Irvine, California, November 9, 2007—Masimo (NASDAQ: MASI) the inventor of Pulse CO-Oximetry and Read-Through Motion and Low Perfusion pulse oximetry, announced today that the Pricing Committee of its Board of Directors has formally adopted a stockholder rights plan.

“This plan is designed to enhance the Board’s ability to protect stockholders against unsolicited attempts to acquire control of the company that do not offer an adequate price to all stockholders or are otherwise not in the best interests of the company and its stockholders and customers,” said Joe E. Kiani, Chairman and CEO of Masimo. “The plan is intended to provide the Board with sufficient time to consider any and all alternatives to such an action.”

As disclosed in the Company’s previous filings with the Securities and Exchange Commission in connection with its initial public offering, the Company anticipated adopting a stockholder rights plan following the completion of its IPO, which occurred on August 13, 2007. The Plan was not adopted in response to any attempt to acquire the Company. Under the Plan, each common stockholder of the Company at the close of business on November 26, 2007 will receive a dividend of one right for each share of the Company’s common stock held of record on that date. Each right will entitle the holder to purchase from the Company, in certain circumstances described below, one one-thousandth of a share of newly-created Series A junior participating preferred stock of the Company for an initial purchase price of $136 per share. The rights distribution will not be taxable to stockholders and the distribution of rights under the Plan will not interfere with the Company’s business plans or be dilutive to or affect the Company’s reported per share results.

Initially the rights will be represented by the Company’s common stock certificates and will not be exercisable. The rights will generally become exercisable ten business days after any person has become the beneficial owner of 15% or more of the Company’s common stock or has commenced a tender or exchange offer which, if consummated, would result in any person becoming the beneficial owner of 15% or more of the common stock of the Company.

If any person becomes the beneficial owner of 15% or more of the Company’s common stock, each right will entitle the holder, other than the acquiring person, to purchase Company common stock or common stock of the acquiring person having a value of twice the exercise price. In addition, if there is a business combination between the Company and the acquiring person, or in certain other circumstances, each right that is not previously exercised will entitle the holder (other than the acquiring person) to purchase shares of common stock of the acquiring person at one-half of the market price of those shares.

The Company may redeem the rights at a price of $0.001 per right at any time prior to the date on which any person has become the beneficial owner of 15% or more of the common stock of the Company. The rights will expire on November 8, 2017, unless earlier exchanged or redeemed.

The Company will file with the Securities and Exchange Commission a Current Report on Form 8-K describing the stockholder rights plan. The Form 8-K will include a copy of the Rights Agreement governing the Plan as an exhibit.

—end—

About Masimo

Masimo (NASDAQ: MASI) develops innovative monitoring technologies that significantly improve patient care—helping solve “unsolvable” problems. In 1995, the company debuted Read-Through Motion and Low Perfusion pulse oximetry, known as Masimo SET, and with it virtually eliminated false alarms and increased pulse oximetry’s ability to detect life-threatening events. More than 100 independent and objective studies have confirmed that Masimo SET technology allows clinicians to accurately monitor blood oxygen saturation in critical care situations. Our Masimo SET platform has significantly addressed many of the previous technology limitations, has substantially contributed to improved patient outcomes and has been referred to by several industry sources as the gold standard in pulse oximetry. In 2005, Masimo introduced Masimo Rainbow SET Pulse CO-Oximetry, which, for the first time, noninvasively monitors the level of carbon monoxide and methemoglobin in the blood, allowing early detection and treatment of potentially life-threatening conditions. Founded in 1989, Masimo has the mission of “Improving Patient Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications.” Additional information about Masimo and its products may be found at www.masimo.com.

Masimo Corporation

Investors:

Mark P. de Raad

Executive Vice President and

Chief Financial Officer

(949) 297-7080

mderaad@masimo.com

Media:

Tom McCall

Vice President, Corporate Communications

(949) 297-7075

tmccall@masimo.com

Masimo, SET, Signal Extraction Technology, Radical, Radical-7, Rad57, APOD, and Improving Outcomes and Reducing Cost of Care by Taking Noninvasive Monitoring to New Sites and Applications are registered trademarks of Masimo Corp. Rainbow, SpCO, SpMet and Pulse CO-Oximeter are trademarks of Masimo Corp.